UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 28, 2012

NEWPORT GOLD, INC.
(Exact name of registrant as specified in its charter)

Commission file number 0-52214

Nevada	98-0583391
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1-336 Queen St. South Mississauga, Ontario, Canada	L5M1M2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 542-4990

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 28, 2012, Derek Bartlett, President and Chief Executive Officer of Newport Gold, Inc. (the “Company”), assigned to Alex Johnston all of Mr. Bartlett’s right, title and interest in and to a debt owing from the Company to Mr. Bartlett of U.S. $370,927 for accrued officer salaries (the “Assigned Bartlett Debt”). At the time thereof, Mr. Johnston (a former director of the Company) was the Company’s largest stockholder and owned 7,025,000 shares of common stock or approximately 18.0% of the issued and outstanding shares of common stock of the Company.

Pursuant to a Conversion and Subscription Agreement dated December 28, 2012 between the Company and Mr. Johnston, Mr. Johnston agreed to convert the Assigned Bartlett Debt into 18,546,350 shares of common stock of the Company, and the Company agreed to issue such shares to Mr. Johnston, in full and complete settlement of the Assigned Bartlett Debt. As a result thereof, any and all amounts due or accrued to Mr. Johnston for the Assigned Bartlett Debt are forever cancelled and the obligations of the Company thereunder are considered satisfied in full.

There are now 57,310,070 shares of common stock issued and outstanding, of which 25,571,350 shares are owned by Alex Johnston representing approximately 44.6% of the issued and outstanding shares of common stock of the Company.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 of this report for information on the Conversion and Subscription Agreement dated December 28, 2012 whereby Alex Johnston agreed to convert the Assigned Bartlett Debt into 18,546,350 shares of common stock of the Company.

The securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Regulation S thereunder. Mr. Johnston represented and warranted that he was a non-U.S. person within the meaning of Regulation S.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective as of December 28, 2012, the Board of Directors of the Company appointed Anthony M. McCabe as a director of the Company.  As a result, the Board of Directors consists of three members, Derek Bartlett, John Arnold and Anthony M. McCabe. The appointment of Mr. McCabe to the Board fills the vacancy created by the death of Donald W. Kohls who died on October 6, 2012.

Set forth below is a brief account of the business experience during the past five years of the new director of the Company:

ANTHONY M. McCABE, age 39, has been a Senior Financial Analyst at Nestle Purina Petcare, located in Mississauga, Ontario, since August 2010.  Prior thereto, and from August 2007 to January 2010, he was a Senior Financial Analyst at Dunn & Bradstreet Canada located in Mississauga, Ontario. Mr. McCabe holds a Bachelor of Commerce degree from University of Toronto and is a Certified Management Accountant.

Mr. McCabe is the son-in-law of Derek Bartlett, the Company’s President, Chief Executive Officer and one of its directors.

Other than as disclosed in this Current Report on Form 8-K, there are no arrangements or understandings between the new director and any other person pursuant to which he was selected as a director, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and the new director, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1	Conversion and Subscription Agreement dated as of December 28, 2012 by and between Newport Gold, Inc. and Alex Johnston.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWPORT GOLD, INC.
(Registrant)

Dated: December 28, 2012	By:	/s/ Derek Bartlett
Derek Bartlett,
President and Chief Executive Officer